Exhibit 99.3

Consent of RBC Capital Markets, LLC

Home BancShares, Inc.

719 Harkrider Street

Suite 100

Conway, AR 72032

The Board of Directors:

We understand that Home BancShares, Inc. (the “Company”) has determined to include our opinion letter (“Opinion”), dated March 27, 2017 to the Board of Directors of the Company in its Registration Statement on Form S-4 (the “Registration Statement”) solely because such Opinion is included in the Company’s Joint Proxy Statement/Prospectus which forms a part of the Registration Statement to be delivered to the Company’s stockholders in connection with the proposed merger involving the Company and Stonegate Bank.

In connection therewith, we hereby consent to the inclusion of our Opinion as Appendix B thereto, and references thereto under the headings “Summary—Opinion of RBC Capital Markets, LLC, Financial Advisor to HBI”; and “The Merger—Opinion of RBC Capital Markets, LLC, Financial Advisor to HBI” in the Joint Proxy Statement/Prospectus which form a part of the Registration Statement. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ RBC CAPITAL MARKETS, LLC

May 9, 2017